EXHIBIT 99.1


SUPPLEMENT TO PROXY STATEMENT                           PROSPECTUS SUPPLEMENT
             OF                                                  OF
      MUSTANG.COM, INC.                                  QUINTUS CORPORATION


     The proxy statement/prospectus dated April 11, 2000 relating to a proposed transaction pursuant to which a subsidiary of Quintus Corporation will merge with Mustang.com, Inc. is hereby supplemented to include the following information:

     On April 19, 2000, Quintus announced its revenues for the fourth fiscal quarter and fiscal year ended March 31, 2000. Revenues for the quarter were $16.1 million, a 90% increase over revenues of $8.5 million in the fourth quarter of fiscal year 1999. On a pro forma basis, excluding the impact of acquisition- related charges and the amortization of deferred stock compensation and adjusting for the inclusion of preferred shares prior to their conversion to common stock, net loss from continuing operations for the quarter was $2.0 million or $(.06) per share, compared to $172,000 or $(.01) per share, for the same period in fiscal 1999.

     For fiscal year 2000, Quintus' revenues were $51.7 million compared to $30.3 million for the same period last year, an increase of 71%. Excluding the impact of acquisition-related charges and the amortization of deferred stock compensation and adjusting for the inclusion of preferred shares prior to their conversion to common stock, net loss from continuing operations for the year was $4.6 million or $(.18) per share, compared to $7.2 million or $(.38) per share, for the same period in fiscal 1999.

     For the fourth fiscal quarter, including acquisition-related charges and the amortization of deferred stock compensation, Quintus' net loss from continuing operations for the quarter was $5.4 million, or $(.17) per share, compared to a net loss of $1.0 million or $(.31) per share for the same period last year. For the year ended March 31, 2000 on the same basis, net loss from continuing operations was $15.9 million or $(1.10) per share, compared to $10.6 million or $(3.73) per share for the same period in fiscal 1999.

     Quintus also recently announced the appointment of Paul Bartlett as its Chief Operating Officer and the appointment of Nancy Brumfield as its Chief Marketing Officer. Mr. Bartlett will be responsible for Quintus' worldwide sales, customer services and engineering activities. Ms. Brumfield will be responsible for defining and implementing Quintus' marketing strategy. Quintus also


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announced that John Burke, President, has left the company effective April 17,
2000.

     On April 19, 2000, Mustang.com, Inc. announced its results for its first quarter ended March 31, 2000. Mustang.com announced that its revenues had increased 82% to $1,409,988 from $772,982 reported for the prior year period. The net loss for the quarter was $244,525, or $(.04) per basic and diluted share, as compared to the net income of $10,299, or $(.00) per basic and diluted share, reported a year ago.

     The date of this proxy statement/prospectus supplement is May 3, 2000.


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